MUNIYIELD CALIFORNIA FUND, INC.

FILE # 811-6499

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
07/13/00	CA HFA Home Mortgage 5.80% 02/01/19	$93,285,000.	$1,615,000.	Lehman Brothers
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